Exhibit 99.1

American Spectrum Realty
Enters into Memorandum of Understanding
with Evergreen Realty Group

HOUSTON--(BUSINESS WIRE)--September 10, 2009--American Spectrum Realty, Inc. (NYSE AMEX:AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that it has entered into a Memorandum of Understanding with Evergreen Realty Group, LLC to acquire its property management contracts. The acquisition is subject to completion of a purchase and sale agreement and due diligence. There can be no assurance that the transaction will be consummated.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200